Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

THURSDAY, APRIL 3, 2014

KAPSTONE PAPER AND PACKAGING LOWERS ITS

CREDIT FACILITY BORROWING RATES AND FEES

NORTHBROOK, IL — April 3, 2014 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone” or “the Company”) amended its July 18, 2013 credit facility agreement on April 2, 2014.  The amendment reduces the borrowing rates for outstanding term loans and for any future borrowings under the $400 million revolving credit facility.  The interest rates are based on LIBOR rates plus margin determined from a pricing grid based on the Company’s debt to EBITDA ratio as defined by the agreement.  As of December 31, 2013, KapStone’s credit facility had two term loans outstanding totaling $1.224 billion.  The new average weighted interest rate is now 2.0 percent, down from 2.25 percent.  The amendment also reduces the unused commitment fees related to the revolving credit facility by 5 to 10 basis points.

Roger W. Stone, Chairman and Chief Executive Officer, stated, “We are appreciative of this positive recognition from our banks rewarding KapStone for our operating performance since the acquisition of Longview.”

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 22 converting plants, respectively, across the US. The business employs approximately 4,600 people.

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